================================================================================
                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
================================================================================

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

  [X]  Preliminary Proxy Statement
  [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  [ ]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Under Rule 14a-12

                           UNIFAB INTERNATIONAL, INC.
                (Name of registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required

  [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14(a)-6(i)(1),
       14(a)-6(i)(2) or Item 22(a)(2) of Schedule 14A

  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       (1) Title of each class of securities to which transaction applies:
                                                                          ---------------------------------------
       (2) Aggregate number of securities to which transaction applies:
                                                                       ------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
           (Set forth the amount on which the filing fee is calculated and state how it was determined:
                                                                                                       ----------
       (4) Proposed maximum aggregate value of transaction:
                                                           ------------------------------------------------------
       (5) Total fee paid:
                          ---------------------------------------------------------------------------------------

  [ ]  Fee paid previously by written preliminary materials

  [ ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  -------------------------------------------------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ---------------------------------------------------------
       (3) Filing Party:
                        -----------------------------------------------------------------------------------------
       (4) Date Filed:
                      ------------------------------------------------------------------------------------------

                           PRELIMINARY PROXY MATERIALS
                             AS OF OCTOBER 28, 2002

                          [UNIFAB LOGO TO BE INSERTED]

                           UNIFAB INTERNATIONAL, INC.
                                 5007 Port Road
                           New Iberia, Louisiana 70562

                  -------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 13, 2002
                  -------------------------------------------

Date:          Friday, December 13, 2002

Time:          10:00 A.M. C.D.T.

Place:         5007 Port Road, New Iberia, Louisiana

Purposes:      To consider and vote upon the following proposals and to transact such other business as may properly come before the annual meeting:

               1. To amend our articles of incorporation to declassify our board of directors and require the annual election of all directors, and to adopt certain related amendments to our articles of incorporation;

               2. To elect eight directors to serve until our 2003 annual meeting or until their respective successors are duly elected and qualified, in the event Proposal One is approved at the annual meeting;

               3. Alternatively, to elect two Class II directors to serve until our 2005 annual meeting or until their respective successors are duly elected and qualified, in the event Proposal One is not approved at the annual meeting;

               4. To ratify the appointment of _______________ as our independent auditors to audit our financial statements for 2002;

               5. To amend our articles of incorporation to increase the number of authorized shares of our common stock to 150,000,000;

               6. To amend our articles of incorporation to effect a one-for-five reverse stock split pursuant to which every five shares of our common stock would be converted into one share of our common stock; and

               7.   To amend our long-term incentive plan.

Record Date:   Close of business on November 11, 2002

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time before it is voted. We appreciate your cooperation.

                                              By Order of the Board of Directors

New Iberia, Louisiana                         Martin K. Bech
November __, 2002                             SECRETARY

                           UNIFAB INTERNATIONAL, INC.
                                 5007 PORT ROAD
                           NEW IBERIA, LOUISIANA 70562

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 13, 2002

     WE WILL BEGIN MAILING THIS PROXY STATEMENT TO OUR SHAREHOLDERS ON OR ABOUT NOVEMBER __, 2002.

     We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at our 2002 annual meeting of shareholders to be held on Friday, December 13, 2002, at 10:00 A.M. C.D.T. at our offices located at 5007 Port Road, New Iberia, Louisiana.

WHO CAN VOTE

     If you held any of our common stock or series A participating preferred stock ("series A preferred stock") at the close of business on November 11, 2002, then you are entitled to notice of, and to vote at, the annual meeting. On that date, ____________ shares of our common stock and 738 shares of our series A preferred stock were outstanding.

QUORUM

     The presence of the holders of a majority of the total votes entitled to be cast at the annual meeting, either in person or represented by proxy, is necessary to constitute a quorum. For purposes of determining a quorum, we will count as present shares of our stock present at the meeting that abstain from voting or that are the subject of broker non-votes. A broker non-vote occurs with respect to a particular matter to be voted on when a broker or broker's nominee, who holds shares of our stock for a beneficial owner, returns a proxy representing those shares but does not vote on the matter because the broker or nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

VOTING RIGHTS

     Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. Each share of our series A preferred stock has voting rights equivalent to 100,000 shares of our common stock (see "Transactions with Midland" below). The holders of our common stock will vote together with the holder of our series A preferred stock at the annual meeting. One or more inspectors of election will count votes cast at the annual meeting. Each director will be elected by a plurality of the shares voted (that is, the nominee receiving the largest number of votes will be elected). Proposal One will be decided by a vote of two-thirds of the shares present or represented at the annual meeting. Proposals Five and Six will be decided by a majority of the votes present or represented at the annual meeting. All other matters voted on will be decided by a majority of the votes cast, except as otherwise provided by statute.

     Broker non-votes are not considered as cast or as being present or represented at the annual meeting for purposes of any matter expected to come before the annual meeting, and will have no effect on the outcome. Shares abstained from voting are not cast but are considered present and represented at the annual meeting; they will have the effect of a negative vote with respect to Proposals One, Five and Six, but will have no effect on the outcome of any other matter expected to come before the annual meeting.

EXPECTED VOTE BY MIDLAND FABRICATORS AND PROCESS SYSTEMS, L.L.C.

     As discussed in Proposal Five, Midland Fabricators and Process Systems, L.L.C. ("Midland") is entitled to cast approximately 90% of the votes entitled to be cast at the annual meeting and, as discussed under "Transactions with Midland," Midland has agreed to vote in favor of Proposal Five. Midland has informed us that it intends to cast its votes in favor of Proposals One, Two, Four, Five, Six and Seven at the annual meeting and, as a result, we expect each of these Proposals to be approved.

DISSENTER'S RIGHTS

     Under Louisiana law, our shareholders are not entitled to dissenter's rights with respect to any of the Proposals to be presented at the annual meeting, and we will not independently provide our shareholders with any such rights.

HOW YOUR PROXY WILL BE VOTED

     Our board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the annual meeting, whether or not you attend in person. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications on your proxy, your stock will be voted in favor of Proposals One, Four, Five, Six and Seven and, depending on whether Proposal One is approved at the annual meeting, in favor of the proposed director nominees in Proposal Two or Proposal Three.

     We expect no matter to be presented for action at the annual meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named in the enclosed proxy intend to vote in accordance with their judgment on any such matters.

     If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before your proxy is voted. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

PROXY SOLICITATION

     We will pay all expenses of soliciting proxies for the annual meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and telegraph. We will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock and, upon their request, we will reimburse such persons for reasonable out-of-pocket expenses incurred in doing so.

SHAREHOLDER PROPOSALS

     If you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to Martin K. Bech, Secretary, UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70562, by July __, 2003. However, if the date of our 2003 annual meeting changes more than 30 days from the date of our coming 2002 annual meeting, we will include the deadline for delivery of proposals for inclusion in our 2003 proxy statement in our Form 10-K or a Form 10-Q that we will file with the Securities and Exchange Commission (the "SEC").

DIRECTOR NOMINATIONS

     If you want to nominate a person for election to our board of directors at the annual meeting, you must comply with the notice requirements set forth in our articles of incorporation. In order to be timely, you must deliver written notice of your nomination to Martin K. Bech, Secretary, UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70562, by November __, 2002. Your notice must include the name, age, and principal occupation of your nominee, as well as your nominee's written consent to being named in our proxy statement as a nominee and to serve as a director if elected. Your notice should also include your name, address, and the number of shares of our capital stock which you beneficially own. Our articles of incorporation are filed with the SEC, and you should refer to them for a complete description of our notice requirements.

                            TRANSACTIONS WITH MIDLAND

     In April 2002, we entered into a preferred stock purchase, debt exchange and modification agreement with Midland (the "Midland agreement"). William A. Hines, who is now the chairman of our board of directors, is a manager of, and the owner of a 45.5% membership interest in, Midland. The remaining membership interest in Midland is owned by Mr. Hines' former spouse and members of his immediate family. The terms of the Midland agreement were determined by arm's length negotiation between our senior management team and its representatives, and Mr. Hines and his representatives. Mr. Hines had been the principal shareholder of Allen Tank, Inc., which we purchased in 1998. From the time of that acquisition in 1998 until March 2001, Mr. Hines served as a director of our company. At the time of entering into the Midland agreement, Mr. Hines held no position with our company and his only relationship with our company was his ownership of 10,968 shares of our common stock, which he continues to own. Upon consummating the Midland agreement in August 2002, Mr. Hines re-joined our board of directors and became its chairman.

     Pursuant to the Midland agreement and prior to its consummation on August 13, 2002:

  o We consented to Midland's acquisition of the rights of the lenders under our credit agreement dated November 30, 1999, as amended, with Bank One, Louisiana, N.A. and three other commercial banks. On May 1, 2002, Midland acquired the rights of those lenders under the credit agreement for $13,870,000 in cash, the source of which was capital contributions from its members. On that date, the total amount of principal, accrued interest and penalties owing under the credit agreement was $21,331,564. Thereafter, and prior to the consummation of the Midland agreement, Midland advanced to us $2,814,500, which we used to meet our working capital needs and establish a cash collateral account with Bank One to secure our obligations under outstanding letters of credit.

  o Midland acquired claims against us in the amount of $5,622,881 held by our unsecured creditors. Midland's acquisition cost for these claims was an aggregate of $2,851,373, including payments made to the unsecured creditors, fees paid to a collection agent and attorneys' fees. Midland's source of these payments was capital contributions from its members.

  o Midland agreed to assist us in obtaining a $7 million line of credit, and we and Midland subsequently agreed that this line of credit would be in the amount of $8 million. We expect to establish the line of credit with a commercial bank in the near future, and we anticipate that Midland or an affiliate of Midland will guarantee our obligations under it.

  o We entered into agreements, effective April 2002, terminating the employment agreement of Dailey J. Berard, who was then a director of our company and was formerly chairman of the board, president and chief executive officer of our company, and the consulting agreement of Jerome E. Chojnacki, who was then our chairman of the board, president and chief executive officer; in exchange for the termination of their agreements, we made one-time cash payments of $75,000 to each of Messrs. Berard and Chojnacki (see "- Agreements with Named Executive Officers"). Also effective April 2002, we obtained the resignation of Mr. Berard as a director of our company, and the resignation of Mr. Chojnacki as our chairman of the board, president and chief executive officer.

  o We agreed to take all steps necessary to continue the listing of our common stock on the Nasdaq Stock Market for a period of at least two years following consummation of the Midland agreement.

  o Midland agreed to cause its designees to our board of directors to approve the calling of a meeting of shareholders for the purpose of voting on an increase in the authorized number of shares of our common stock, as contemplated by Proposal Five in this proxy statement, and to approve the rights offering described in Proposal Five. Midland also agreed to vote its shares in favor of the proposed increase in the authorized number of our shares.

     Upon consummation of the Midland agreement on August 13, 2002:

  o $10,000,000 of the amount we owed Midland under the credit agreement was cancelled in exchange for 738 shares of our series A preferred stock. Each share of this preferred stock has voting rights equal to 100,000 shares of our common stock, and will convert into 100,000 shares of our common stock when the authorized number of our unissued and unreserved common shares is at least 100 million, as will occur if Proposal Five is approved by our shareholders.

  o $12,791,024 of the amount we owed Midland under the credit agreement was converted into the following, which continue to constitute secured indebtedness under the credit agreement: (i) a convertible debenture in the principal amount of $10,651,564 payable in five equal annual installments, bearing interest at Wall Street Journal Prime (that is, the prime rate of interest reported in the Wall Street Journal in its daily table of "Money Rates") plus 2.5 percentage points and convertible into shares of our common stock at $0.35 per share (the closing price of our common stock on the Nasdaq National Market on March 6, 2002, the date we concluded negotiations on the terms of the convertible debenture and the rights offering described in Proposal Five); and (ii) a promissory note in the principal amount of $2,139,500 (the amount of the advances made to us by Midland after we entered into the Midland agreement), which is payable August 13, 2005 and bears interest at the rate of Wall Street Journal Prime plus 3.0 percentage points.

  o Midland transferred to us the claims it had acquired from our unsecured creditors in the amount of $5,622,881. In exchange for these claims, we delivered to Midland a promissory note in the principal amount of $4,708,936, payable August 13, 2006, and bearing interest at the rate of Wall Street Journal Prime plus 3.0 percentage points. This promissory note also constitutes secured indebtedness under our credit agreement with Midland.

  o $675,000 of the amount we owed Midland under the credit agreement was cancelled in exchange for the assignment to Midland of accounts receivable of our subsidiary, Superior Derrick Services of Texas, L.L.C., in the amount of $1,191,405, against which we had established reserves of $516,405.

  o $680,000 of the amount we owed Midland under the credit agreement (substantially all of which consisted of penalties) was forgiven by Midland, and Midland waived all of our defaults under the credit agreement.

  o Charles E. Broussard resigned from our board of directors, and our remaining directors, Perry Segura and George C. Yax, appointed Mr. Hines, Frank J. Cangelosi, Jr., William A. Downey, Daniel R. Gaubert, Donald R. Moore and Allen C. Porter, Jr., all designated by Midland, as members of our board.

     Since August 13, 2002, we have received advances under the credit agreement from Midland totaling $125,000, which have been repaid in full. Accrued and unpaid interest on all amounts owed to Midland was $371,208 at September 30, 2002.

                 PROPOSAL ONE: DECLASSIFY OUR BOARD OF DIRECTORS

     Our articles of incorporation and by-laws currently divide the members of our board of directors into three classes serving three-year staggered terms, with the number of directors in each class being as nearly equal as possible and directors for one of the three classes being elected each year. Related provisions of our articles of incorporation prevent various kinds of action from being taken without either approval of two-thirds of our directors or a greater-than-majority vote of our shareholders. Our by-laws provide for a board of eight natural persons, currently consisting of three Class I directors, whose terms are scheduled to expire at our 2004 annual meeting; two Class II directors, whose terms will expire at the annual meeting; and three Class III directors, whose terms are scheduled to expire at our 2003 annual meeting.

     As Proposal One, our board of directors has unanimously adopted a resolution approving and recommending to our shareholders the adoption of amendments to our articles of incorporation to declassify our board of directors, such that all of our directors will be elected annually, and to eliminate or modify the related provisions of our articles of incorporation. Our board of directors has amended our by-laws to make them consistent with the proposed amendments to our articles of incorporation, subject to the approval of Proposal One at the annual meeting and the effectiveness of the amendments to our articles of incorporation. Proposal One would not change the present number of our directors.

     The amendments to our articles of incorporation proposed for adoption in Proposal One are set forth in full in Appendix A to this proxy statement and are incorporated herein by reference. If Proposal One is approved at the annual meeting, the amendments eliminating the staggered three-year terms of our directors and all of the other amendments to Article IV of our articles of incorporation discussed below will become effective immediately and will be effective for the annual meeting so that all of our directors will be elected at the annual meeting to serve until our next annual meeting or until their successors are duly elected and qualified. The other amendments to our articles of incorporation described below in Proposal One will become effective immediately after the annual meeting if Proposal One is approved at the annual meeting.

PURPOSE OF THE AMENDMENTS

     As is the case for many other corporations, our company's primary purpose in adopting articles of incorporation with a classified board structure was to discourage persons, or groups of persons, from seeking control of our company by means of a process that did not involve voluntary agreements reached through negotiations with our management and board of directors. The staggered, three-year terms of our directors are designed to discourage such non-negotiated takeover attempts by delaying the time within which a majority of our board of directors could be changed after a non-negotiated acquisition of a controlling block of our voting stock. A classified board has also been viewed as promoting stability and as helping to maintain a greater continuity of experience on a company's board of directors because the majority of directors at any given time will have at least one year of experience with the company.

     As discussed in this proxy statement under "Transactions with Midland" and under Proposal Five, Midland has, through a process of negotiation with our management and board of directors that resulted in the Midland agreement, acquired control of our company. Pursuant to the Midland agreement, Midland now holds approximately 90% of our total voting power as a result of its ownership of our series A preferred stock and, upon conversion of that stock, Midland will own approximately 90% of our outstanding common stock. Also pursuant to the Midland agreement, Midland designated six directors who were appointed to our eight-member board. As a result of Midland's control of our company, the purposes of a classified board no longer apply to our company because Midland, as controlling shareholder, is in a position to prevent any non-negotiated takeover attempts and is in a position to assure the stability of our board membership.

EFFECTS OF THE AMENDMENTS

     If approved by our shareholders at the annual meeting, the amendments to our articles of incorporation will have the following effects:

     Election of Directors
     ---------------------

     As discussed above, our current articles of incorporation (in Article IV) and by-laws (in section 3.3) currently provide that our board of directors is divided into three classes serving three-year, staggered terms, with the directors for one of the three classes being elected each year and the number of directors in each class being as nearly equal as possible. Under Proposal One, these provisions would be eliminated from Article IV and, under Louisiana law, all of our directors would be elected annually and serve terms until their successors are elected at the next annual meeting of shareholders and have qualified. If Proposal One is approved, the amendment of Article IV will become effective immediately and all of the directors elected at the coming annual meeting will serve until their respective successors are duly elected at our 2003 annual meeting and have qualified.

     Removal of Directors; Vacancies
     -------------------------------

     Under Article IV of our current articles of incorporation, a director may be removed only:

  o for cause by the affirmative vote of not less than two-thirds of the total voting power at a special meeting of shareholders called for such purpose; or
  o with or without cause by the affirmative vote of at least two-thirds of the members of our board of directors.

The term "cause" is defined for these purposes as a conviction of a director for certain felonies or a court adjudication of a director's liability for gross negligence or gross misconduct in the performance of his or her duties to the company. Article IV also provides, however, that if at any time a single person is, directly or indirectly, the beneficial owner of more than 50% of the outstanding shares of our common stock (as Midland is, by virtue of its ownership of a debenture convertible into shares of our common stock, as discussed in "Transactions with Midland" and Proposal Five), a director may not be removed without cause.

     If Proposal One is approved, these director removal provisions would be deleted entirely and, under Louisiana law, a director would be removable, with or without cause, by the affirmative vote of a majority of the total voting power at a special meeting of shareholders called for such purpose. In addition, our board of directors could declare vacant the office of a director if he is interdicted, declared incompetent or bankrupt, or is incapacitated such that he or she is unable to perform the duties of a director for a period of six months or longer.

     Article IV of our current articles of incorporation also provides that any vacancy on our board of directors may be filled by a vote of at least two-thirds of the directors remaining in office. If Proposal One is approved, this provision would be deleted entirely and, under Louisiana law, vacancies could be filled by a majority of the remaining directors, provided that the shareholders can fill the vacancy at any special meeting called for the purpose prior to such action of the board.

     Supermajority Voting Requirements
     ---------------------------------

     APPROVAL OF CERTAIN CORPORATE ACTIONS. Article VII of our current articles of incorporation currently provides that a merger, consolidation, dissolution or sale of all or substantially all of the assets of our company may be approved only by the affirmative vote of 80% or more of the total voting power of our company, unless such amendment has been approved by two-thirds of the members of our board of directors, in which case only the affirmative vote of a majority of the votes present or represented at such meeting of shareholders is required. If Proposal One is approved at the annual meeting, these supermajority voting requirements would be eliminated and, under Louisiana law, the approval of any merger, consolidation, or sale of all or substantially all of the assets of our company would require the affirmative vote of two-thirds of the votes present or represented at a meeting of shareholders, and the approval of the dissolution of our company would require the affirmative vote of a majority of the votes present or represented at a meeting of shareholders.

     AMENDMENT OF CERTAIN ARTICLES. Article VII of our current articles of incorporation also provides that the following provisions of our articles of incorporation may be amended only by the affirmative vote of not less than 80% of the total voting power of our company, unless such amendment is approved by two-thirds of the members of our board of directors (in which case only the affirmative vote of two-thirds of the votes present or represented at such meeting of shareholders is required):

  o Article IV (relating to number of directors, classification of directors, filling of director vacancies, removal of directors, board nominations and election of directors by preferred shareholders);
  o  Article V (relating to adoption, amendment and repeal of our by-laws);
  o Article VI (relating to the company's election not to be governed by certain Louisiana laws relating to business combinations);
  o Article VII (requiring supermajority approval for the amendment of certain provisions of our articles of incorporation);
  o Article VIII (limiting the liability of directors and officers and providing for indemnification of directors and officers); and\
  o  Article X (providing for the calling of special meetings of shareholders).

Under Article VII, the other provisions of our Articles of Incorporation may be amended by the affirmative vote of a majority of the voting power present or represented at a meeting of shareholders.

     If Proposal One is approved at the annual meeting, these voting requirements would be eliminated entirely and, under Louisiana law, any amendment to any provision of our articles of incorporation would require only the affirmative vote of two-thirds of the votes present or represented at a meeting of shareholders, whether or not such amendment has been approved by our board of directors.

     AMENDMENT OF BY-LAWS. Under Article V of our current articles of incorporation, our by-laws may be (i) adopted only by a two-thirds vote of the entire board of directors and (ii) amended or repealed by either a two-thirds vote of the entire board of directors or the holders of 80% of the total voting power present or represented at a meeting of our shareholders. If Proposal One is approved at the annual meeting, these supermajority voting requirements would be eliminated entirely and, under Louisiana law, our board of directors, by a majority vote, will be able to make and amend by-laws, subject to the power of the shareholders (by the affirmative vote of a majority of the votes cast) to change or repeal any by-laws so made.

     Definition of Total Voting Power
     --------------------------------

     The term "Total Voting Power" is defined in paragraph C of Article VII of our current articles of incorporation to mean the total number of votes that our shareholders, and holders of any bonds, debentures or other obligations granted voting rights by us pursuant to Louisiana law, are generally entitled to cast with respect to the election of directors or the total number of votes that are entitled to be cast with respect to any other matter properly brought before a meeting of those entitled to vote. Because Article VII containing this provision would be entirely deleted if Proposal One is approved, this provision will, if Proposal One is approved, be added as a new paragraph F to Article VIII (providing for the limitation of liability and indemnification of our directors and officers) of our articles of incorporation.

VOTE REQUIRED FOR PASSAGE OF THE AMENDMENTS

     Approval of Proposal One requires the affirmative vote of two-thirds of the votes present or represented at the annual meeting.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL ONE.

                       PROPOSAL TWO: ELECTION OF DIRECTORS

     If Proposal One is approved at the annual meeting, eight directors are to be elected to hold office until our 2003 annual meeting or until their respective successors are duly elected and qualified. Our board of directors has nominated the eight directors named below and recommends that our shareholders vote FOR the election of the nominees. In the absence of contrary instructions, the proxy holders will vote for the election of the nominees listed below. In the unanticipated event that the nominees are unavailable as candidates for director, the persons named in the accompanying proxy will vote for substitute candidates nominated by our board of directors. Proposal Two will be voted on only in the event Proposal One is approved at the annual meeting.

     Subject to shareholder approval of Proposal One at the annual meeting, our Class I and Class III directors, whose terms are otherwise scheduled to expire at our 2004 and 2003 annual meetings, respectively, have agreed to shorten their terms to expire at the annual meeting.

     The following table sets forth for each person nominated for election to our board of directors, their age, position, principal occupation and employment during the past five years and their directorships in other public corporations, as of October 15, 2002, and the year that they were first elected a director of our company or its predecessor.

                                             PRINCIPAL OCCUPATION AND DIRECTORSHIPS IN               DIRECTOR
           NAME AND AGE                                OTHER PUBLIC CORPORATION                        SINCE
           ------------                                ------------------------                        -----

Frank J. Cangelosi, Jr., 48........   Mr. Cangelosi is currently a Class III director of our            2002
                                      company, whose term is scheduled to expire at our 2003
                                      annual meeting. Mr. Cangelosi, a certified public
                                      accountant, has served as the Vice President of Finance of
                                      Nassau Holding Corporation, the parent company of several
                                      oilfield-related companies since June 1985.

William A. Downey, 56..............   Mr. Downey serves as our Executive Vice President and Chief       2002
                                      Operating Officer and is currently a Class I director of our company, whose term is scheduled to expire at our 2004
                                      annual meeting. Mr. Downey is also the President of
                                      Universal Fabricators, LLC, a wholly owned subsidiary of our company. Mr. Downey previously served as Vice President of
                                      Operations for Gulf Island Fabrication, Inc., a publicly
                                      traded company engaged in the fabrication of platforms and structures used in the development and production of oil and gas, from May 1985 through January 2000. Mr. Downey was also the President of Gulf Island, LLC, a subsidiary of Gulf
                                      Island Fabrication, Inc., from January 2000 through June
                                      2000.

Daniel R. Gaubert, 53..............   Mr. Gaubert is currently a Class III director of our              2002
                                      company, whose term is scheduled to expire at our 2003
                                      annual meeting. Mr. Gaubert served as the Chief Financial
                                      Officer of McDermott International, Inc. from 1996 until his retirement in 2001, and has served as a consultant to
                                      McDermott International, Inc. since 2001. In February 2000,
                                      The Babcock & Wilcox Company, a subsidiary of McDermott
                                      International, Inc., filed a petition to reorganize under
                                      Chapter 11 of the U.S. Bankruptcy Code in order to determine and resolve its asbestos-related liabilities; at the time
                                      this petition was filed, Mr. Gaubert was serving as the
                                      Chief Financial Officer of The Babcock & Wilcox Company.

William A. Hines, 66...............   Mr. Hines serves as our Chairman of the Board and is              2002
                                      currently a Class II director of our company, whose term is scheduled to expire at the annual meeting. Mr. Hines is also the Chairman of the Board and President of Nassau Holding
                                      Corporation, the parent company of several oilfield-related companies, including Midland, and a director of Whitney
                                      Holding Corporation, a publicly traded regional bank holding company. Mr. Hines previously served as a director of our
                                      company from July 1998 through March 2001.

                                             PRINCIPAL OCCUPATION AND DIRECTORSHIPS IN               DIRECTOR
           NAME AND AGE                                OTHER PUBLIC CORPORATION                        SINCE
           ------------                                ------------------------                        -----

Donald L. Moore, 64................   Mr. Moore is currently a Class I director of our company,         2002
                                      whose term is scheduled to expire at our 2004 annual
                                      meeting. Mr. Moore, a certified public accountant, was the managing partner of the New Orleans office of the national accounting firm of Ernst & Young LLP for over 20 years prior to his retirement in September 1998. Mr. Moore serves on the boards of directors of several charitable organizations,
                                      including the Louisiana Chapter of the Salvation Army and
                                      the New Orleans Opera Association.

Allen C. Porter, Jr., 70...........   Mr. Porter serves as our President and Chief Executive            2002
                                      Officer and is currently a Class III director of our
                                      company, whose term is scheduled to expire at our 2003
                                      annual meeting. Mr. Porter is also the President of Allen
                                      Process Systems, LLC, a wholly owned subsidiary of our
                                      company, and was the founder and President of Allen Tank,
                                      Inc., the predecessor of Allen Process Systems, LLC. From
                                      1998 to 2000, Mr. Porter was a construction manager for
                                      Versatruss Americas LLC, a designer and manufacturer of
                                      offshore heavy lift systems. From 2000 through his joining our company in August 2002, Mr. Porter was the Executive
                                      Vice President of Yarbrough Cable Co., a Versabar company.

Perry Segura, 72...................   Mr. Segura is currently a Class I director of our company,        1980
                                      whose term is scheduled to expire at our 2004 annual
                                      meeting. Mr. Segura served as our Chairman of the board from
                                      April 2002 to August 2002. Mr. Segura is an architect and
                                      real estate developer. Mr. Segura has served as Chairman of the Board of Supervisors of Louisiana State University since
                                      1997 and was its Vice Chairman from 1996 to 1997.

George C. Yax, 59..................   Mr. Yax is currently a Class II director of our company,          1997
                                      whose term is scheduled to expire at the annual meeting. Mr.
                                      Yax is currently a rancher and was a co-founder of Ceanic
                                      Corporation (formerly, American Oilfield Divers, Inc.), a
                                      publicly traded provider of subsea products and services to the offshore oil and gas industry. Mr. Yax served as
                                      Chairman of the Board of Cenaic Corporation until its sale in August 1998.

                 PROPOSAL THREE: ELECTION OF CLASS II DIRECTORS

     In the event Proposal One is not approved at the annual meeting, two Class II directors are to be elected to hold office until our 2005 annual meeting or until their respective successors are duly elected and qualified. Our board of directors has nominated Mr. Hines and Mr. Yax for re-election to our board of directors as Class II directors in the event Proposal One is not approved at the annual meeting, and our board recommends that our shareholders vote FOR the election of Messrs. Hines and Yax. Biographical information for Messrs. Hines and Yax is set forth above.

     In the absence of contrary instructions, the proxy holders will vote for the election of Messrs. Hines and Yax. In the unanticipated event that Messrs. Hines and Yax are unavailable as candidates for director, the persons named in the accompanying proxy will vote for substitute candidates nominated by our board of directors. As noted above, Proposal Three will only become effective in the event Proposal One is not approved at the annual meeting.

                               *     *     *    *

     Our board of directors has primary responsibility for directing our management and affairs. On June 20, 2000, our board of directors elected to change our fiscal year cycle from one that ends on March 31 to one that ends on December 31. Our last full fiscal year on the previous cycle was from April 1, 1999 to March 31, 2000 ("fiscal 2000"). The change in our fiscal year cycle resulted in a nine-month transition period from April 1, 2000 to December 31, 2000 ("transition 2000"). Our first full fiscal year following transition 2000 was from January 1, 2001 to December 31, 2001. During 2001, our board of directors held four regular meetings and three special meetings. Each director attended 75% or more of the aggregate number of meetings held during 2001 of the board of directors and committees of which he was a member.

     Our board has established an audit committee and a compensation committee, each of which met three times during 2001. Our board does not have a nominating committee. None of the members of these committees is an officer or employee of our company or any of our subsidiaries.

     Our audit committee reviews our quarterly financial statements and annual audit; meets with our independent auditors to review our internal controls and financial management practices; and exercises general oversight of the integrity and reliability of our accounting and financial reporting practices and the effectiveness of our system of internal controls. The current members of our audit committee are Frank J. Cangelosi, Jr., Daniel R. Gaubert, Donald L. Moore, Perry Segura and George C. Yax.

     Our compensation committee analyzes, reviews and makes recommendations to our board concerning compensation programs and administers our long-term incentive plan. The current members of our compensation committee are Frank J. Cangelosi, Jr., Donald L. Moore and George C. Yax.

DIRECTOR COMPENSATION

     Each director who is not also an employee of the company receives an annual fee of $12,000 for his services as a director. We reimburse all directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

     In addition, in each year during which our long-term incentive plan is in effect and a sufficient number of shares are available under the plan, on the day of each annual meeting of shareholders, each non-employee director will receive an option to purchase up to 2,500 shares of common stock at an exercise price equal to the fair market value of our common stock on such date. The compensation committee determines the exact number of shares subject to the option. Each stock option shall be fully exercisable on the date of its grant and will expire ten years from the date of grant, unless the non-employee director ceases to be a director. In that case, the exercise period will be shortened. In accordance with this arrangement, on June 1, 2001, we granted each non-employee director an option to buy 2,500 shares of our common stock at an exercise price of $4.75, the fair market value of our common stock on that date.

                                 STOCK OWNERSHIP

     The following table sets forth, as of October 15, 2002 and, to the extent known by our company, certain information regarding beneficial ownership of our common stock and series A preferred stock by (1) each of our directors, (2) each of our executive officers for whom compensation information is disclosed under "Executive Compensation" below, (3) all of our directors and executive officers as a group, and (4) persons having beneficial ownership of more than 5% of our outstanding common stock or series A preferred stock. The information below does not reflect the effect of the one-for-five reverse stock split described in Proposal Six. Unless otherwise indicated, we believe that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to us by them. Except as otherwise noted, the address for the beneficial owners listed below is c/o UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70560.

                                                                                             NUMBER OF
                                                          NUMBER OF COMMON    PERCENT OF     PREFERRED    PERCENT OF
                                                               SHARES         OUTSTANDING      SHARES     OUTSTANDING
                                                            BENEFICIALLY        COMMON      BENEFICIALLY   PREFERRED
NAME OF BENEFICIAL OWNER                                      OWNED(1)         STOCK(2)        OWNED       STOCK(2)
------------------------                                      --------         --------        -----       --------

Dailey J. Berard.....................................         430,386(3)            5.3           0             -
Charles E. Broussard.................................         419,934(4)            5.1           0             -
Jerome E. Chojnacki..................................          50,000(5)            *             0             -
Frank J. Cangelosi, Jr. .............................               0               -             0             -
Vincent J. Cuevas(6).................................          62,712               *             0             -
William A. Downey....................................               0(7)            -             0             -
Daniel R. Gaubert....................................               0               -             0             -
Walter L. Hampton(8).................................          53,024               *             0             -
William A. Hines (9).................................     104,244,007              92.7         738           100
Donald L. Moore......................................               0               -             0             -
Philip J. Patout(10).................................         233,259               2.8           0             -
Allen C. Porter, Jr..................................              12(7)            *             0             -
Peter J. Roman.......................................          58,041               *             0             -
Perry Segura.........................................         461,977(11)           5.6           0             -
George C. Yax........................................          22,500               *             0             -
Midland Fabricators and Process Systems, L.L.C.......     104,233,039(12)          92.7         738           100
Wellington Management Company, LLP...................         412,000(13)           5.0           0             -
All directors and executive officers
     as a group (16 persons).........................     105,635,918              93.9         738           100

--------------
*    Ownership is less than 1%

(1) Includes shares that could be acquired within sixty days after October 15, 2002, upon the exercise of options granted pursuant to our long-term incentive plan, as follows: Mr. Broussard, 12,500 shares; Mr. Roman, 54,000 shares; Mr. Segura, 12,500 shares; Mr. Yax, 12,500 shares; and all directors and executive officers as a group (16 persons), 99,000 shares.

(2) Based on 8,189,972 shares of our common stock and 738 shares of our series A preferred stock outstanding as of October 15, 2002.

(3) Based in part on the Schedule 13G Amendment No. 3, dated February 7, 2001, filed with the SEC, and includes 15,700 shares owned by Mr. Berard's spouse, with respect to which Mr. Berard shares investment and voting power, and options to purchase 108,333 shares of our common stock. Mr. Berard resigned as an officer of our company, effective October 2001, at which time he forfeited his unexercisable options (see "- Agreements with Named Executive Officers"). Under our long-term incentive plan, Mr. Berard was allowed one year from the date of his resignation as an officer of our company in which to exercise his exercisable options. Mr. Berard did not exercise any of his exercisable options within such time period and, as a result, such options were forfeited. Mr. Berard's address is 110 Mountainside Drive, Lafayette, Louisiana 70503.

(4) Based in part on the Schedule 13G Amendment No. 3, dated February 7, 2001, filed with the SEC, and includes 151,900 shares owned by a company controlled by Mr. Broussard, 254,534 shares owned by a limited liability company controlled by Mr. Broussard and 500 shares owned by his spouse, with respect to which Mr. Broussard shares investment and voting power. In June 2001, Mr. Broussard, as a non-employee director of our company, received an option to purchase 2,500 shares of our common stock pursuant to our long-term incentive plan. Mr. Broussard sold 4,500 shares of our common stock in March 2002, and resigned from our board of directors in August 2002. Mr. Broussard's address is 23604 South Louisiana Highway 82, Kaplan, Louisiana 70548.

(5) Mr. Chojnacki resigned as our chairman of the board, president and chief executive officer in April 2002 (see " - Agreements with Named Executive Officers"). Upon his resignation, the unexercisable options held by Mr. Chojnacki were forfeited. Under our long-term incentive plan, Mr. Chojnacki was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Chojnacki did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Chojnacki's address is 14550 Torrey Chase Boulevard, Suite 260, Houston, Texas 77014.

(6) Shares shown as beneficially owned by Mr. Cuevas include 3,000 shares held by the custodian of an individual retirement account for the benefit of Mr. Cuevas. Mr. Cuevas resigned as an officer and employee of our company in March 2002. Upon his resignation, the unexercisable options held by Mr. Cuevas were forfeited. Under our long-term incentive plan, Mr. Cuevas was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Cuevas did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Cuevas' address is 402 Doyle Drive, Lafayette, Louisiana 70508.

(7) In August 2002, Messrs. Downey and Porter were each granted options pursuant to our long-term incentive plan to purchase 250,000 shares of our common stock at an exercise price of $0.39 per share. These grants are subject to the approval of Proposal Seven at the annual meeting.

(8) Mr. Hampton resigned as an officer and employee of Allen Process Systems, LLC ("Allen Process Systems"), a wholly owned subsidiary of our company, in March 2002. Upon his resignation, the unexercisable options held by Mr. Hampton were forfeited. Under our long-term incentive plan, Mr. Hampton was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Hampton did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Hampton's address is 13615 Cannody Court, Houston, Texas 77069.

(9) Mr. Hines is a manager and the owner of a 45.5% membership interest in Midland and, accordingly, is deemed to be a beneficial owner of the shares of our common stock and series A preferred stock deemed to be beneficially owned by Midland; Mr. Hines disclaims beneficial ownership of these shares of our common stock and series A preferred stock. Mr. Hines is also the direct owner of 10,968 shares of our common stock.

(10) Mr. Patout resigned as an officer of Oil Barges, Inc. ("Oil Barges"), a wholly owned subsidiary of our company, in December 2001, and as an employee of Oil Barges in January 2002. Upon his resignation, the unexercisable options held by Mr. Patout were forfeited. Under our long-term incentive plan, Mr. Patout was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Patout did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Patout's address is 221 Ramblewood Drive, Lafayette, Louisiana 70508.

(11) Includes 373,591 shares owned by a company controlled by Mr. Segura.

(12) Represents 73,800,000 shares of our common stock issuable upon conversion of the 738 shares of our series A preferred stock held by Midland, and 30,433,039 shares of our common stock issuable upon conversion of the convertible debenture issued by our company in the principal amount of $10,651,564 (see "Transactions with Midland").

(13) Based on the Schedule 13G, dated February 14, 2002, filed with the SEC. Wellington Management Company, LLP shares voting power with respect to 327,000 of these shares and shares investment power with respect to all shares shown. Wellington Management Company, LLP's address is 75 State Street, Boston, Massachusetts 02109.

                             EXECUTIVE COMPENSATION

     The following table provides you with information about the compensation we paid in 2001 (January 1, 2001 to December 31, 2001), transition 2000 (April 1, 2000 to December 31, 2000), fiscal 2000 (April 1, 1999 to March 31, 2000), and fiscal 1999 (April 1, 1998 to March 31, 1999), to our chief executive officers and our other executive officers whose individual salary and bonus for the calendar year 2001 exceeded $100,000 in the aggregate (collectively, the "Named Executive Officers"). The information below does not include the amount of perquisites provided to the Named Executive Officers because the threshold for disclosure under the SEC rules was not met.

                                            SUMMARY COMPENSATION TABLE

                                                           ANNUAL              LONG TERM
                                                        COMPENSATION          COMPENSATION
                                                        ------------          ------------
                                                                          RESTRICTED   SECURITIES
                                             FISCAL                          STOCK     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR     SALARY    BONUS       AWARD     OPTIONS(#)    COMPENSATION(1)
---------------------------                   ----     ------    -----       -----     ----------    ---------------
Jerome E. Chojnacki.........................  2001    $ 75,000   $50,000   $55,500(3)   150,000          $1,944(4)
  President and Chief Executive Officer (2)

Dailey J. Berard............................  2001     193,404         0         -            0           3,933
  President and Chief Executive Officer (5)   2000*    135,000         0         -       40,000           2,700
                                              2000**   180,000         0         -            0           3,600
                                              1999     180,000    75,600         -       30,000           3,600

Vincent J. Cuevas(6)........................  2001     129,267         0         -            0           3,760
  Vice President                              2000*    100,254         0         -       30,000           2,857
                                              2000**   130,330         0         -            0           3,760
                                              1999      83,433         0         -       15,000           2,498

Walter L. Hampton(7)........................  2001     127,636         0         -            0           3,910
  Vice President                              2000*    100,254         0         -       16,000           3,008
                                              2000**   130,330         0         -            0           4,060
                                              1999      83,433         0         -        8,000           4,590

Peter J. Roman..............................  2001     104,770         0         -            0               0
  Vice President                              2000*     67,500         0         -       30,000             113
                                              2000**    90,000    37,800         -            0           1,575
                                              1999      90,000    37,800         -       20,000           1,350

Phillip J. Patout(8)........................  2001     100,000         0         -            0           2,106
  Vice President                              2000*     75,000         0         -       30,000           2,250
                                              2000**    94,308         0         -            0           1,442

--------------

*    Transition 2000 (April 1, 2000 to December 31, 2000).
**   Fiscal 2000 (April 1, 1999 to March 31, 2000).

(1) Comprised of our contributions to our 401(k) Plan. Mr. Chojnacki did not participate in our 401(k) Plan.

(2) Mr. Chojnacki served as our chairman of the board, president and chief executive officer from October 2001 until his resignation in April 2002, at which time Mr. Chojnacki received a one-time payment of $75,000 in connection with the termination of the consulting agreement pursuant to which Mr. Chojnacki served our company (see "-Agreements with Named Executive Officers").

(3) On November 7, 2001, we granted 50,000 restricted shares of our common stock to Mr. Chojnacki; the closing price of our common stock on the Nasdaq National Market on the date of grant was $1.11 per share. As of December 31, 2001, Mr. Chojnacki held an aggregate of 50,000 restricted shares of our common stock having an aggregate value of $32,500, based upon the $0.65 per share closing price of our common stock on the Nasdaq National Market on such date. Any dividends declared by our board of directors and paid with respect to unrestricted shares of our common stock will be paid with respect to any restricted shares of our common stock then held by Mr. Chojnacki.

(4) Represents premium payments for a life insurance policy for the benefit of Mr. Chojnacki.

(5) Mr. Berard resigned as an officer of our company effective October 2001; as a condition to Mr. Berard's resignation, we agreed to honor his employment agreement through its expiration in September 2002. In April 2002, Mr. Berard received a one-time payment of $75,000 in connection with the termination of his employment agreement with our company (see "-Agreements with Named Executive Officers").

(6)  Mr. Cuevas resigned as an officer and employee of our company in March
     2002.

(7) Mr. Hampton joined our company in July 1998 in connection with our acquisition of Allen Tank, Inc. (the predecessor of Allen Process Systems), of which Mr. Hampton was a shareholder. Mr. Hampton resigned as an officer and employee of Allen Process Systems in March 2002.

(8) Mr. Patout joined our company in April 1999 as an employee of Oil Barges in connection with our April 1999 acquisition of Oil Barges, of which Mr. Patout was a shareholder. Mr. Patout resigned as an officer of Oil Barges in December 2001, and as an employee of Oil Barges in January 2002 (see "-Agreements with Named Executive Officers").

STOCK OPTION GRANTS

     The following table provides you with information about the stock options that we granted to Mr. Chojnacki in 2001. We did not grant stock options to any of our other Named Executive Officers in 2001.

                                                       OPTION GRANTS IN 2001

                                                                                                       GRANT DATE
                                                       INDIVIDUAL GRANTS                                  VALUE
                            ------------------------------------------------------------------------  -------------
                               NUMBER OF
                               SECURITIES
                               UNDERLYING     % OF TOTAL OPTIONS                                        GRANT DATE
                                 OPTIONS          GRANTED TO       EXERCISE OR BASE                      PRESENT
           NAME               GRANTED (#)(1)   EMPLOYEES IN 2001     PRICE ($/SH)    EXPIRATION DATE     VALUE (2)
--------------------------  ----------------  -------------------  ----------------  ---------------  -------------
Jerome E. Chojnacki......        150,000             78.9%               $1.11           11/07/11        $82,500

--------------

(1) Of the options granted to Mr. Chojnacki, 50,000 were exercisable on the grant date and 100,000 were to become exercisable upon replacement of our prior credit agreement with Bank One, Louisiana, N.A., and three other commercial banks. Upon his resignation from our company in April 2002, Mr. Chojnacki forfeited his 100,000 unexercisable options. Under our long-term incentive plan, Mr. Chojnacki was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Chojnacki did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited.

(2) We used the Black-Scholes option pricing model to determine the grant date present value of the stock options that we granted in 2001 to Mr. Chojnacki. Under the Black-Scholes option pricing model, the grant date present value of each stock option referred to in the table was calculated to be $0.55. We used the following facts and assumptions in making such calculation: (a) an exercise price of $1.11 for each such stock option; (b) a fair market value of $0.65 for one share of common stock on the date of grant; (c) no dividend payments on our common stock; (d) a stock option term of 10 years; (e) a stock volatility of 90.7%, based on an analysis of monthly closing stock prices of shares of our common stock during a 217-week period; and (f) an assumed risk-free interest rate of 2.77%, which is equivalent to the yield on a 2-year treasury note on the grant date. We applied no other discounts or restrictions related to vesting or the likelihood of vesting of stock options. We multiplied the resulting grant date present value of $0.55 for each stock option by the total number of stock options granted to Mr. Chojnacki to determine the total grant date present value of such stock options.

OUTSTANDING STOCK OPTIONS

     The following table provides you with information about all outstanding stock options held by each of the Named Executive Officers as of December 31, 2001. None of our Named Executive Officers exercised stock options in 2001.

                              AGGREGATED OPTIONS AS OF DECEMBER 31, 2001

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                                              OPTIONS AT 12/31/01(#)             12/31/01(1)
                                                              ----------------------             -----------
                                                            EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                                                            -------------------------     -------------------------
Jerome E. Chojnacki(2)...............................              50,000/100,000                    $0/0
Dailey J. Berard(3)..................................             121,667/0                           0/0
Vincent J. Cuevas(4).................................              35,000/10,000                      0/0
Walter L. Hampton(4).................................              18,667/5,333                       0/0
Peter J. Roman.......................................              44,000/10,000                      0/0
Phillip J. Patout(4).................................              20,000/10,000                      0/0

--------------

(1) On December 31, 2001, the closing sales price of our common stock on the Nasdaq National Market was $0.65 per share.
(2) Upon his resignation from our company in April 2002, Mr. Chojnacki forfeited his 100,000 unexercisable options. Under our long-term incentive plan, Mr. Chojnacki was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Chojnacki did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited.
(3) Mr. Berard resigned as an officer of our company effective October 2001, at which time he forfeited his unexercisable options. Under our long-term incentive plan, Mr. Berard was allowed one year from the date of his resignation as an officer of our company in which to exercise his exercisable options. Mr. Berard did not exercise any of his exercisable options within such time period and, as a result, such options were forfeited.
(4) Mr. Cuevas resigned as an officer and employee of our company in March 2002. Mr. Hampton resigned as an officer and employee of Allen Process Systems in March 2002. Mr. Patout resigned as an officer of Oil Barges in December 2001, and as an employee of Oil Barges in January 2002. Upon their respective resignations, the unexercisable options held by Messrs. Cuevas, Hampton and Patout were forfeited. Under our long-term incentive plan, Messrs. Cuevas, Hampton and Patout were each allowed 30 days from the date of their respective resignations in which to exercise their exercisable options. Messrs. Cuevas, Hampton and Patout did not exercise any of their exercisable options within such time and, as a result, all such options were forfeited.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

AGREEMENTS WITH MR. BERARD

     Upon the completion of our initial public offering in September 1997, we entered into an employment agreement with Mr. Berard providing for a five-year term through September 2002 and an annual salary of $180,000. On the date of the agreement, Mr. Berard received an option to purchase 65,000 shares of our common stock at an exercise price of $18.00 per share. Mr. Berard was entitled under the agreement to receive annual bonuses of up to 100% of his annual salary depending on our annual net income return on capital. Mr. Berard's employment agreement also provided that he would not compete with our company within the geographic areas specified in the agreement for a period of two years following the expiration of the agreement. The agreement also required Mr. Berard to keep confidential all trade secrets and confidential information obtained during his employment, and to assign to us any inventions or discoveries made during the term of his employment. In March 2001, our compensation committee approved an increase in Mr. Berard's annual salary to $200,000 (see "- Compensation Committee Report on Executive Compensation").

     Mr. Berard resigned as an officer of our company effective October 2001; as a condition to Mr. Berard's resignation, we agreed to honor his employment agreement through its expiration in September 2002. However, the Midland agreement subsequently required us to terminate Mr. Berard's employment agreement effective April 2002, make a one-time cash payment of $75,000 to Mr. Berard in exchange for the termination of his employment agreement, and cause Mr. Berard to resign as a director of our company. Accordingly, we and Mr. Berard entered into a waiver and release agreement, effective April 2002, terminating his employment agreement, releasing us from any claims of Mr. Berard arising out of his employment with our company, releasing Mr. Berard from the noncompetition and other obligations of his employment agreement, and providing for the required cash payment to Mr. Berard. As required by the Midland agreement, Mr. Berard resigned as a director of our company in April 2002.

AGREEMENTS WITH MR. CHOJNACKI

     Upon the resignation of Mr. Berard, we entered into a consulting agreement with Mr. Chojnacki in October 2001 pursuant to which Mr. Chojnacki served as our chairman of the board, president, and chief executive officer Mr. Chojnacki entered into the consulting agreement through Varix, Ltd. ("Varix"), a limited partnership which he controlled; at the time of entering into the agreement, the sole general partner of Varix was a limited liability company in which Mr. Chojnacki held a 100% membership interest.

     The consulting agreement, which was to remain effective through the end of 2002, provided for an annual fee of $375,000 payable in monthly installments, and an annual bonus equal to the greater of $50,000 or 10% of our annual EBITDA (earnings before income tax, depreciation and amortization). Pursuant to the agreement, we granted to Mr. Chojnacki 50,000 restricted shares of our common stock, and an option to purchase 150,000 shares of our common stock at an exercise price of $1.11 per share.

     The Midland agreement required us to terminate Mr. Chojnacki's employment agreement effective April 2002, make a one-time cash payment of $75,000 to Mr. Chojnacki in exchange for the termination of his employment agreement, and cause Mr. Chojnacki to resign as a director of our company. Accordingly, we, Mr. Chojnacki and Varix entered into an agreement, effective April 2002, terminating the consulting agreement and all obligations of the parties thereunder, releasing us from any claims of Mr. Chojnacki or Varix arising out of the consulting agreement, providing for the required cash payment to Mr. Chojnacki, and providing for the resignation of Mr. Chojnacki as our chairman of the board, president and chief executive officer.

AGREEMENTS WITH MR. PATOUT

     In April 1999, in connection with our acquisition of Oil Barges, Mr. Patout entered into an employment agreement and a noncompetition, nonsolicitation, invention and secrecy agreement (the "noncompetition agreement") with Oil Barges, of which Mr. Patout was a shareholder. Mr. Patout's employment agreement provided for a three-year term and an annual salary of $100,000. Mr. Patout was eligible under the employment agreement to receive annual bonuses and stock options established by our board of directors and compensation committee. The noncompetition agreement provided that Mr. Patout would not compete with Oil Barges, nor solicit the customers or employees of Oil Barges, within the geographic areas specified in the agreement during the term of his employment and for a period of two years thereafter. The noncompetition agreement also required Mr. Patout to keep confidential all trade secrets and confidential information of Oil Barges, and to assign to Oil Barges any inventions or discoveries made during the term of his employment.

     In connection with his resignation from Oil Barges in January 2002, Mr. Patout and Oil Barges entered into an agreement terminating the employment agreement and the noncompetition agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, Messrs. Broussard and Yax comprised our compensation committee. Messrs. Broussard and Yax have never served as an officer or employee of our company or any of our subsidiaries. In 2001, none of our executive officers served as a director or member of the compensation committee of any other entity of whom an executive officer served on our board of directors or on our compensation committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Our compensation committee has the authority, among other things, to review, analyze, and recommend compensation programs to the company's board of directors and to administer and grant awards under the company's employee benefit plans.

     The company's executive compensation consists primarily of (1) salaries,
(2) annual cash incentive bonuses and (3) long-term incentive compensation in the form of stock options granted under the company's long-term incentive plan. The annual salary of Dailey J. Berard, who resigned as the company's president and chief executive officer effective October 2001, was set at $180,000 in his employment agreement, which was negotiated between the board of directors and Mr. Berard. In March 2001, our compensation committee approved an increase in the annual salary of Mr. Berard to $200,000, and an increase in the salary of Peter J. Roman, one of the company's vice presidents, to $105,000. The salaries of the company's other executive officers are based on their levels of responsibility and the board of directors and our committee's subjective assessments of their performance.

     The amount of the annual bonus, if any, payable to Mr. Berard was determined in accordance with the terms of his employment agreement, which provided that he would be entitled to receive, as an annual incentive bonus, a percentage of his annual salary ranging from 50% to 100%, depending on the percentage net income return on the company's capital. The company must have achieved a minimum 15% net income return on its capital for Mr. Berard to receive a minimum bonus of 50% of his annual salary, and Mr. Berard could have received the maximum bonus of 100% of his annual salary if the company achieved a 30% or greater net income return on its capital. The company did not achieve a minimum 15% net income return on its capital in 2001, and Mr. Berard was not paid a bonus. The amounts of the incentive bonuses awarded to Mr. Berard in fiscal 2000, transition 2000 and fiscal 1999 are included in the "Summary Compensation Table" in the section of this proxy statement entitled "Executive Compensation."

     The amount of the annual bonus payable to Jerome E. Chojnacki, who served as the company's president and chief executive officer from October 2001 until his resignation from the company in April 2002, was determined in accordance with the terms of his consulting agreement, under which he was entitled to receive, as an annual incentive bonus, the greater of ten percent of the company's EBITDA (earnings before income tax, depreciation and amortization) or $50,000. Because the company had negative EBITDA for 2001, Mr. Chojnacki was paid the minimum bonus of $50,000.

     The company has adopted an executive compensation program for its other executive officers that ties a portion of executive compensation to its short-term performance. Under this program, executive officers and other key employees of the company are entitled to receive, as an annual incentive bonus, a percentage of their respective annual salary ranging from 22.5% to 70%, depending on the percentage net income return on the company's capital. The company must achieve a minimum 10% net income return on its capital for any of these officers and employees to receive a minimum bonus of 22.5% of their respective annual salary, and each of them may receive the maximum bonus of 70% of their respective annual salary if the company achieves a 30% or greater net income return on its capital. The company did not achieve a minimum 10% net income return on its capital in 2001; accordingly, the company did not pay a bonus for that period to any of its executive officers or key employees.

     The company also provides long-term incentives to its executive officers in the form of stock options granted under the company's long-term incentive plan. The stock option awards are intended to reinforce the relationship between compensation and increases in the market price of the company's common stock and to align the executive officers' financial interests with that of the company's shareholders. Generally, we base the size of these awards on the position of each participating officer and a subjective assessment of the officer's individual performance. Pursuant to the terms of his consulting agreement, Mr. Chojnacki was granted options to acquire 150,000 shares of the company's common stock for $1.11 per share in 2001. No other named executive officer received a stock option grant in 2001. The table entitled "Option Grants in 2001" in the section of this proxy statement entitled "Executive Compensation" sets forth certain information about the stock options granted to Mr. Chojnacki in 2001. Also included in the "Summary Compensation Table" in the section of this proxy statement entitled "Executive Compensation" are the number of securities underlying stock options granted to certain of our executive officers in fiscal 2000, transition 2000 and fiscal 1999.

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. None of the company's executive officers reached the deductibility limitation for 2001. Our compensation committee believes that the stock options granted to Mr. Chojnacki, as discussed above, qualify for the exclusion from the deduction limitation under Section 162(m). Our compensation committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from
Section 162(m) should not exceed $1 million in any year and therefore will continue to qualify for deductibility.

                           The Compensation Committee

                                 George C. Yax*
------------

* Mr. Broussard resigned from our board of directors in August 2002, prior to the filing of this report. Messrs. Cangelosi and Moore were appointed to our compensation committee in August 2002, subsequent to the committee's deliberations concerning our executive compensation for 2001.

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on our common stock from September 19, 1997, the date of our initial public offering, through December 31, 2001, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Oil & Gas (Drilling & Equipment) Index for the same period. The returns are based on an assumed investment of $100 on September 19, 1997 in our common stock and in each of the indices, and on the assumption that dividends were reinvested. The assumed $100.00 investment in our common stock was made at $32.00 per share, the closing price on September 19, 1997, the first day of trading after the effective date of our initial public offering. Our common stock was sold in our initial public offering at $18.00 per share.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                   UNIFAB INTERNATIONAL, INC., S&P 500 Index &
                   S&P Oil & Gas (Drilling & Equipment) Index


                              [PERFORMANCE GRAPH]

                                              September 19,   March 31,   March 31,    March 31,  December 31,  December 31,
                                                   1997         1998         1999        2000         2000          2001
                                              -------------  ----------  ----------  -----------  ------------  ------------

UNIFAB International, Inc.                       $100.00      $ 54.69      $ 25.39     $ 25.00      $ 29.69        $  2.03

S&P 500                                           100.00       116.87       138.44      163.29       145.10         127.85

S&P Oil & Gas (Drilling & Equipment) Index        100.00        94.56        73.16       98.40       103.25          70.14

ASSUMES $100 INVESTED ON SEPTEMBER 19, 1997 IN UNIFAB INTERNATIONAL, INC. COMMON STOCK, S&P 500 INDEX AND S&P OIL & GAS (DRILLING & EQUIPMENT) INDEX

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

                             AUDIT COMMITTEE REPORT

     At December 31, 2001, our audit committee was composed of two directors:
Perry Segura and George C. Yax. The two members of our committee are independent, as defined in the listing standards applicable to companies listed on The Nasdaq Stock Market. The committee operates under a written charter approved by the committee and adopted by the board of directors. The following is the report of our audit committee.

FINANCIAL STATEMENT REVIEW; DISCUSSIONS WITH MANAGEMENT AND INDEPENDENT AUDITORS

     We have reviewed and discussed the company's audited financial statements for 2001 with management and Ernst & Young LLP, who provided the independent auditors' report on those financial statements. Management represented to us that the audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board, and have discussed with the independent auditors their independence from the company and management. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     In addition, we have discussed with the independent auditors the overall scope and plans for their audit, and have met with the independent auditors and management to discuss the results of their examination, their understanding and evaluation of the company's internal controls as they considered necessary to support their opinions on the financial statements for 2001, and various factors affecting the overall quality of the company's financial reporting. The independent auditors also have had opportunities to meet with us without management being present to discuss any of these matters.

     Based on these reviews and discussions, we recommended to the board of directors that the financial statements for 2001 referred to above be included in the company's annual report on Form 10-K for the year ending December 31, 2001.

CONSIDERATION OF AUDITORS' INDEPENDENCE

     We have considered whether the provision of the services covered under the section below entitled "All Other Fees" for 2001 is compatible with maintaining the auditors' independence and have discussed with the auditors their independence from the company and management.

                              The Audit Committee*

                                  Perry Segura
                                  George C. Yax

-----------

* Messrs. Cangelosi, Gaubert and Moore were appointed to our audit committee in August 2002, subsequent to the discussions, reviews and meetings described in this report. Messrs. Gaubert and Moore meet the independence requirements applicable to the audit committees of companies listed on The Nasdaq Stock Market. Because Mr. Cangelosi is the Vice President of Finance of Nassau Holding Corporation, the parent company of Midland, which is the beneficial owner of approximately 93% of the company's outstanding common stock (see "Stock Ownership"), he does not meet these independence requirements. Mr. Cangelosi is a certified public accountant with over 17 years of experience in the oilfield services industry, and the company's board of directors determined, in accordance with The Nasdaq Stock Market's listing standards, that his membership on our audit committee was required by the best interests of the company and its shareholders.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

FEES FOR ACCOUNTING SERVICES

     AUDIT FEES. Ernst & Young LLP billed our company approximately $91,034 for the audit of our financial statements for 2001 and for the reviews of the unaudited interim financial statements included in our Forms 10-Q for 2001.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. We did not incur any fees for financial information systems design and implementation services for 2001.

     ALL OTHER FEES. Ernst & Young billed our company $3,670 for all other services, including audit-related services, for 2001. These services included accounting consultations and assistance with federal income tax returns.

RESIGNATION OF ERNST & YOUNG

     Ernst & Young, which served as our independent auditor since our initial public offering in September 1997, resigned effective August 15, 2002. Ernst & Young notified us of its resignation on August 13, 2002. Ernst & Young's resignation was not recommended or approved by our board of directors or audit committee. Ernst & Young's report on our financial statements for the year ended December 31, 2001 included an explanatory paragraph stating that there was substantial doubt regarding our ability to continue as a going concern. This was the only such statement included in a report of Ernst & Young on our financial statements during its five-year engagement as our independent auditor. During the five-year period of this engagement through August 15, 2002, we did not have any disagreement with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report on our financial statements.

APPOINTMENT OF _______________

     On October __, 2002, upon the recommendation of our audit committee, we appointed _______________ as the independent auditors of our financial statements for 2002, subject to the approval of our shareholders which we are seeking in Proposal Four. During fiscal 2000, transition 2000, 2001, and the period prior to the engagement of _______________, neither our company nor anyone else acting on our behalf consulted _______________ regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement or a reportable event during our engagement of Ernst & Young as our independent auditor.

        PROPOSAL FOUR: RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

     As a result of Ernst & Young's resignation as our independent auditors, our board of directors seeks shareholder ratification of its appointment of _______________ to act as the independent auditors of our financial statements for 2002. Our board has not determined what, if any, action it would take should the appointment of _______________ not be ratified. No representatives of Ernst & Young are expected to be present at the annual meeting or to be available to make a statement or respond to questions. Representatives of _______________ are expected to be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions.

             PROPOSAL FIVE: INCREASE THE AUTHORIZED NUMBER OF SHARES
                               OF OUR COMMON STOCK

     Our board of directors has unanimously adopted a resolution recommending to our shareholders the approval of an amendment to Article III(A) of our articles of incorporation to increase the authorized number of shares of our common stock from 20,000,000 shares to 150,000,000 shares. The additional shares of common stock to be authorized by approval of Proposal Five would have rights identical to those of the currently outstanding shares of our common stock. These rights do not include preemptive rights with respect to the future issuance of any additional shares.

     Our articles of incorporation currently authorize us to issue 25,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, no par value per share; 750 shares of our authorized preferred stock have been designated as series A preferred stock. As of October 15, 2002, 8,189,972 shares of our common stock and 738 shares of our series A preferred stock were outstanding. Each share of our series A preferred stock is convertible into 100,000 shares of common stock (20,000 shares, if the proposed one-for-five reverse stock split described in Proposal Six becomes effective) and this conversion will occur when the amendment to our articles of incorporation becomes effective. All 738 shares of our series A preferred stock are held by Midland. We are not proposing any change in the authorized number of shares of our preferred stock. However, our board of directors has approved an amendment to our articles of incorporation eliminating the provisions designating our series A preferred stock, subject to shareholder approval of Proposal Five and the effectiveness of the amendment to our articles of incorporation effecting Proposal Five. Under Louisiana law, these provisions may be eliminated by our board of directors without shareholder approval.

     The proposed amendment to Article III(A) of our articles of incorporation to effect Proposal Five is set forth in Appendix B to this proxy statement and is incorporated herein by reference. If approved by our shareholders, the amendment to our articles of incorporation will become effective immediately after the annual meeting.

PURPOSES OF THE AMENDMENT

     We seek to increase the authorized number of shares of our common stock in order to:

  o provide the number of shares of our common stock needed for the conversion of our series A preferred stock, and cause such conversion to occur;

  o provide the number of shares of our common stock necessary to conduct the rights offering to our shareholders contemplated by the Midland agreement and described below;

  o provide the number of shares of our common stock that would be required in the event Midland were to convert all of the $10,651,564 convertible debenture (convertible at $0.35 per share, or $1.75 per share if the proposed one-for-five reverse stock split described in Proposal Six becomes effective) issued to it pursuant to the Midland agreement;

  o provide the number of shares of our common stock reserved for issuance under our outstanding options and under our long-term incentive plans; and

  o give us the flexibility to conduct a variety of corporate transactions, such as public offerings, private placements, forward stock splits, acquisition transactions and other business combinations (none of which are currently contemplated).

     The following table summarizes the uses of the proposed number of authorized shares of our common stock, both before and after taking into account the effect of the one-for-five reverse stock split described in Proposal Six:

                                                                           Pre-Split        Post-Split
                                                                           ---------        ----------
Shares of common stock outstanding......................................      8,189,972          1,637,994
Reserve for shares issuable under incentive plans and warrant(1)........      3,125,000            625,000
Conversion of series A preferred stock held by Midland..................     73,800,000         14,760,000
Reserve for convertible debenture held by Midland.......................     30,433,039          6,086,608
Reserve for rights offering to shareholders.............................     16,379,944          3,275,988
Unallocated shares......................................................     18,072,045        123,614,410
                                                                             ----------        -----------

Total proposed authorized shares of common stock .......................    150,000,000        150,000,000
                                                                            -----------        -----------

----------

(1) Assumes that the amendment to our long-term incentive plan proposed in Proposal Seven is approved by shareholders at the annual meeting.

Except for the issuance of such additional options and rights as may be approved by our directors pursuant to our long-term incentive plans, we currently have no plans or commitments to issue any of the unallocated shares.

     Upon conversion of its 738 shares of our series A preferred stock, Midland will own approximately 90% of our outstanding common stock and, if Midland converts its convertible debenture, it would own approximately 93% of our outstanding common stock. The rights offering, which we expect to complete in the second quarter of 2003, will provide an opportunity for our shareholders other than Midland, as of the record date of the rights offering, to purchase two additional shares of our common stock for each share held at a price of $0.35 (or $1.75 per share if the proposed one-for-five reverse stock split described in Proposal Six becomes effective); shareholders who fully exercise their subscription rights will also have the opportunity to purchase a portion of any shares that are not purchased in the rights offering.

     Midland agreed in the Midland agreement to cause its designees to our board of directors to vote in favor of the rights offering. We obtained Midland's agreement to the rights offering as a way of providing our shareholders with the opportunity to increase their percentage ownership of our company. If all rights to be issued in the offering are exercised, our shareholders other than Midland will hold approximately 25% of the outstanding shares of our common stock, or approximately 19% if Midland elects to convert its convertible debenture. The rights offering will be made only by means of a prospectus, which will be a part of a registration statement that we will file with the SEC for the purpose of registering the shares of our common stock to be issued in the rights offering. We intend to use the proceeds of the rights offering, approximately $5.7 million if the offering is fully subscribed, as working capital. Mr. Hines, who directly owns 10,968 shares of our common stock, has informed us that he does not intend to exercise his subscription rights.

     THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY OUR COMMON STOCK. ANY OFFER SHALL BE MADE ONLY THROUGH A SEPARATE PROSPECTUS. OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER SHAREHOLDERS SHOULD EXERCISE ANY SUBSCRIPTION RIGHTS THAT MAY BE ISSUED TO THEM IN THE RIGHTS OFFERING.

     Midland and Mr. Hines, by way of his ownership interest in Midland (see "Transactions with Midland"), have an interest in having Proposal Five approved by our shareholders because, without the amendment to our articles of incorporation to increase the authorized number of shares of our common stock, there would be an insufficient number of authorized shares of our common stock to permit the conversion of Midland's shares of series A preferred stock or its convertible debenture (although Midland has advised us that it does not currently intend to convert its debenture, either in whole or in part, nor does it have an obligation to do so). As noted above, the issuance of shares of our common stock to Midland in conversion of either or both of the convertible debenture or series A preferred stock will reduce the proportionate interests in our company held by the current holders of our common stock. For further information regarding the convertible debenture and series A preferred stock, please see "Transactions with Midland."

EFFECTS OF THE AMENDMENT

     The number of authorized shares of our common stock is currently insufficient to cover all of the contemplated uses of those shares described above. Approval of Proposal Five will permit us to issue a sufficient number of shares of our common stock to satisfy those uses, and will leave approximately 124 million shares that are unallocated to currently contemplated uses (after taking into account the effect of the one-for-five reverse stock split described in Proposal Six). The issuance of the unallocated shares could be approved by our board of directors on terms determined by our board without further action by our shareholders, unless shareholder approval were required by Louisiana law or by the listing requirements of The Nasdaq Stock Market. Under our articles of incorporation, shareholders have no preemptive rights to subscribe to or purchase any shares of our common stock or other securities. The issuance of additional shares of our common stock other than on a pro rata basis to all current holders of shares of our common stock will reduce the proportionate interests in our company held by current holders of our common stock.

VOTE REQUIRED FOR PASSAGE OF THE AMENDMENT

     Approval of Proposal Five requires the affirmative vote of a majority of the votes present or represented at the annual meeting.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL FIVE.

             PROPOSAL SIX: EFFECT A ONE-FOR-FIVE REVERSE STOCK SPLIT

     Our board of directors has unanimously approved, and recommended for shareholder approval, a proposal to amend Article III of our articles of incorporation that would effect a one-for-five reverse stock split of the outstanding shares of our common stock (the "reverse stock split").

     Under Proposal Six, each five shares of our common stock outstanding as of the close of business on the effective date of the amendment will be automatically converted into one share of our common stock. No fractional shares of our common stock will be issued in connection with the reverse stock split. In lieu thereof, each shareholder otherwise entitled to a fractional share of our common stock will receive one whole share of our common stock. This amendment will not change the $0.01 par value per share of our common stock or the number of authorized shares of our common stock, although an increase in the authorized number of shares of our common stock will be proposed for approval by shareholders at the annual meeting and is described in Proposal Five of this proxy statement.

     The proposed amendment to Article III of our articles of incorporation to effect the reverse stock split is set forth in Appendix C to this proxy statement and is incorporated herein by reference. If approved by our shareholders, the reverse stock split will become effective upon the filing of articles of amendment to our articles of incorporation with the Louisiana Secretary of State. We plan to file the articles of amendment as soon as practicable if the reverse stock split is approved at the annual meeting; however, in connection with the proposed reverse stock split, we are requesting that our shareholders grant to our board of directors the right to defer the filing of the articles of amendment or to abandon the proposed amendment before it becomes effective, whether before or after the annual meeting, if for any reason our board deems it advisable to do so.

PURPOSE OF THE REVERSE STOCK SPLIT

     The purpose of the reverse stock split is to decrease the number of outstanding shares of our common stock in order to increase the market value of each share of our common stock. Our common stock is currently listed for trading on The Nasdaq SmallCap Market under the symbol "UFAB." In order for our common stock to continue to be listed, we must satisfy the listing maintenance standards established by Nasdaq. Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is less than $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may de-list our common stock from trading.

     Our common stock was previously listed on the Nasdaq National Market. On February 14, 2002, we received a letter from Nasdaq advising us that our common stock had failed to meet Nasdaq's minimum bid price requirement and that, if we were unable to demonstrate compliance with this requirement by May 15, 2002, our common stock would be subject to de-listing from the Nasdaq National Market. On June 10, 2002, we transferred our common stock from the Nasdaq National Market to The Nasdaq SmallCap Market, which afforded us the remaining balance of The Nasdaq SmallCap Market's 180-day grace period. As a result, we had until August 13, 2002 to demonstrate compliance with Nasdaq's minimum bid price requirement, which we failed to do. On August 14, 2002, we received a second letter from Nasdaq advising us that our common stock would be delisted if it fails to meet Nasdaq's minimum bid price requirement during the 90 calendar days ending February 10, 2003. On October 15, 2002, the closing price of our common stock on The Nasdaq SmallCap Market was $0.32 per share. Our common stock has not traded at or above $1.00 per share since April 11, 2002, when the high trading price was $1.00 per share.

     Under Nasdaq rules, we may appeal any decision by Nasdaq to de-list our common stock. Any delisting of our common stock from The Nasdaq SmallCap Market would impair a holder's ability to sell, or to obtain accurate quotations as to the market value of, our common stock. If a de-listing were to occur, trading in our common stock may continue on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc., although no such continued trading can be assured.

     Our board of directors believes that the key to increasing the price investors are willing to pay for a share of our common stock is to increase our company's revenues and earnings. However, our board of directors also believes that reducing the number of shares of our common stock outstanding will substantially improve the likelihood that the market price for our common stock on The Nasdaq SmallCap Market will increase to a level that exceeds the minimum bid price of $1.00 per share required to maintain our Nasdaq listing.

     It is nevertheless uncertain whether the market price per share of our common stock after a reverse stock split will exceed or remain in excess of Nasdaq's $1.00 minimum bid price requirement. The history of reverse stock splits for companies in circumstances similar to ours is varied. Although the market price for an equity security should increase by approximately 500% in connection with a one-for-five reverse stock split of an exchange-traded security with a high trading volume, the reaction of the market to a reverse stock split in a security that is thinly traded, such as our common stock, is not as predictable. The market price of our common stock after a reverse stock split will also be affected by our performance and other factors unrelated to the proposed reduction in the number of our outstanding shares. Consequently, the trading price for our common stock may not increase five-fold, or at all, as a result of the proposed reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

     If Proposal Six is approved at the annual meeting and becomes effective, each outstanding share of our common stock as of the effective date of the reverse stock split will immediately and automatically be changed into one-fifth of a share of our common stock. No fractional shares of common stock will be issued in connection with the proposed reverse stock split. Holders of our common stock who would otherwise receive a fractional share of common stock pursuant to the reverse stock split will have their fractional share rounded up to one full share of our common stock.

     As of November 11, 2002, the record date for the annual meeting, there were ________ shares of our common stock issued and outstanding. Assuming the reverse stock split were to occur on that date, the number of our shares issued and outstanding would be approximately ________ shares (subject to adjustment due to rounding of fractional shares). Moreover, the number of shares of our common stock that may be received upon the conversion or exercise of our outstanding securities convertible or exercisable for shares of our common stock, such as the stock options granted under our long-term incentive plans and the series A preferred stock and convertible debenture held by Midland, would be adjusted appropriately as of the effective date of the reverse stock split. For further information regarding the series A preferred stock and convertible debenture issued to Midland, please see "Transactions with Midland."

     The reverse stock split will also, in effect, increase the number of shares of our common stock authorized for future issuance because the number of outstanding shares of our common stock would be reduced from ________ shares to approximately _________ shares as a result of the reverse stock split. For a description of the effects of an increase in our shares of common stock available for issuance and our uses of the additional shares that would be available for issuance as a result of the proposed reverse stock split, please see Proposal Five in this proxy statement.

     The reverse stock split will apply to all issued and outstanding shares of our common stock and to all outstanding rights to purchase our common stock and to convert other securities into our common stock. The proposed reverse stock split will not alter the relative rights and preferences of our existing shareholders, except to the extent that holders of fractional shares resulting from the reverse stock split receive one whole share of our common stock in lieu of a fractional share. We estimate that the number of new shares of our common stock issued to round up fractional shares will be approximately 1,000 whole shares, or approximately .012% of our currently outstanding shares of common stock. Consequently, the amount of dilution of any shareholder caused by the rounding up of fractional shares will be very small.

     If Proposal Six is approved and becomes effective, some shareholders will, as a result of the split, own less than one hundred shares of our common stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those shareholders who own less than one hundred shares following the reverse stock split may be required to pay higher transaction costs should they then determine to sell their shares of our common stock. In addition, the reduced number of shares of our common stock outstanding as a result of the reverse stock split could adversely affect the liquidity of our common stock. We have no current intention to repurchase any odd-lot holdings or any other shares of our common stock.

     As noted above, the reverse stock split will not affect the par value per share of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced to approximately one-fifth of its present amount, and our additional paid-in-capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding as a result of the reverse stock split.

     The proposed reverse stock split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Our common stock will continue to be registered under the Exchange Act and we will continue to be subject to the Exchange Act's periodic reporting requirements.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT TO OUR SHAREHOLDERS WHO ARE CITIZENS OR RESIDENTS OF THE UNITED STATES. THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. NO OPINION OF COUNSEL OR RULING FROM THE INTERNAL REVENUE SERVICE HAS BEEN SOUGHT OR OBTAINED WITH RESPECT TO THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT. BECAUSE OF THE COMPLEXITY OF THE INTERNAL REVENUE CODE AND OTHER TAX LAWS, AND BECAUSE TAX CONSEQUENCES MAY VARY DEPENDING ON THE PARTICULAR FACTS RELATING TO EACH SHAREHOLDER, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

     The proposed reverse stock split will not be a taxable transaction to our company as the transaction qualifies for non-recognition treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Shareholders will not recognize gain or loss as a result of the reverse stock split.

     Each shareholder's aggregate basis in our common stock received as a result of the reverse stock split will equal the shareholder's aggregate basis in our common stock prior to the effective date of the reverse stock split and generally will be allocated among the shares of our common stock held following the reverse stock split on a pro-rata basis. Shareholders who have used the specific identification method to identify their basis in shares of our common stock combined in the reverse stock split should consult their own tax advisors to determine their basis in the post-reverse stock split shares of our common stock. A shareholder's holding period for shares of our common stock received as a result of the reverse stock split will be the same as the holding period of the shares of our common stock exchanged therefor.

EXCHANGE OF STOCK CERTIFICATES

     If Proposal Six is approved at the annual meeting and effected by our board of directors, each certificate representing shares of our common stock that is issued and outstanding, or issued and held by our company, shall immediately on the effective date be deemed to represent one-fifth of a share of our common stock for each share of our common stock now represented by such certificate. Each holder of a certificate for one or more shares of our common stock (a "registered shareholder"), as of the effective date, shall be entitled to receive, as soon as practicable after the effective date and upon surrender of the certificate to our transfer agent, a new certificate representing one-fifth of a share of our common stock (subject to the rounding procedures previously discussed) for each share of our common stock represented by the existing certificate immediately prior to the effective date.

     If Proposal Six is approved and effected by our board of directors and you are a registered shareholder, you may contact our transfer agent, Computershare Investor Services, in writing at 350 Indiana Street, Suite 800, Golden, Colorado, 80401, Attention: Shareholder Services, or by telephone at (303) 262-0600, for information regarding the procedures for surrendering and exchanging your stock certificates. Please note that registered shareholders are not required to exchange their certificates. Please also note that registered shareholders will not be able to exchange their certificates until after the effective date of the reverse stock split. We will issue a press release on the effective date announcing the effectiveness of the reverse stock split, and will file a Form 8-K with the SEC containing our press release. Registered shareholders who do elect to surrender their certificates in exchange for new certificates reflecting the reverse stock split will be required to pay a $20.00 exchange fee per certificate. Any legends set forth on any existing certificate will also be set forth on the corresponding new certificate. If not exchanged after the reverse stock split becomes effective, existing certificates will thereafter represent one-fifth of the number of shares that they previously represented, plus one whole share in lieu of any fractional share.

     The account of each shareholder who holds shares of our common stock in "street name" through a broker, bank or other institution will be automatically changed to reflect the appropriate number of shares to be held by the shareholder after the effective date of the reverse stock split without the need for any action on the part of the shareholder.

VOTE REQUIRED FOR PASSAGE OF THE REVERSE STOCK SPLIT

     Approval of Proposal Six requires the affirmative vote of a majority of the votes present or represented at the annual meeting.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL SIX.

               PROPOSAL SEVEN: AMEND OUR LONG-TERM INCENTIVE PLAN

     Our board of directors believes that the growth of our company depends significantly upon the efforts of our officers and key employees and that such individuals are best motivated to put forth maximum effort on behalf of our company if they own an equity interest in our company. In accordance with this philosophy, in 1997 our board of directors adopted, and our shareholders approved, our long-term incentive plan (the "plan"). Only 164,836 shares of our common stock remained available for grant under the plan prior to the conditional grants to Messrs. Porter and Downey described below under "- Awards to be Granted." Our board of directors believes that amendment of the plan is necessary to provide our company with the continued ability to attract, retain and motivate key personnel in a manner that is tied to the interests of our shareholders.

     Accordingly, our board of directors has amended the plan, subject to shareholder approval at the annual meeting, to increase the number of shares of our common stock subject to the plan to 2,500,000 from 460,000, and to increase the shares of our common stock that can be granted to a single participant in a calendar year through awards under the plan to 250,000 from 200,000. If Proposal Seven and the one-for-five reverse stock split described in Proposal Six are approved, the total number of shares subject to the plan would be reduced to 500,000 to reflect the reverse stock split and the maximum number of shares that could be awarded to a single participant in a calendar year would be reduced to 50,000 shares. Our board of directors has directed that Proposal Seven be submitted for approval by the shareholders at the annual meeting.

TERMS OF THE PLAN

     The principal features of the plan, as amended, are summarized below.

     ADMINISTRATION OF THE PLAN. The compensation committee of our board of directors (the "committee") administers the plan and has authority to make awards under the plan, to set the terms of the awards, to interpret the plan, to establish any rules or regulations relating to the plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the plan. Subject to the limitations specified in the plan, the committee may delegate its authority to appropriate personnel of our company.

     ELIGIBILITY. Officers and key employees of our company (including officers who are also directors of our company) will be eligible to receive awards ("incentives") under the plan when designated as plan participants. Our company currently has 5 officers and approximately 30 key employees eligible to receive incentives under the plan. In addition, directors of our company who are not employees of our company ("outside directors") may be granted non-qualified stock options under the plan on an annual basis. We currently have four outside directors. The plan also permits consultants and advisors to receive incentives, although neither our company nor the committee has any current intention of awarding incentives to consultants or advisors. Incentives under the plan may be granted in any one or a combination of the following forms:

     o    incentive stock options under section 422 of the Code;
     o    non-qualified stock options;
     o    restricted stock; and
     o    other stock-based awards.

     SHARES ISSUABLE THROUGH THE PLAN. If Proposal Seven is approved at the annual meeting, up to 2,500,000 shares of our common stock (500,000 shares post-split) may be issued through the plan. As of October 15, 2002, there were options to acquire 282,333 shares of our common stock outstanding under the plan, excluding the conditional grant of options to purchase 500,000 shares to Messrs. Porter and Downey described under "- Awards to be Granted." As of October 15, 2002, there were also options to acquire 115,300 shares of our common stock outstanding under our employee long-term incentive plan described below under "- Employee Long-Term Incentive Plan." On October 15, 2002, the closing price of our common stock on The Nasdaq SmallCap Market was $0.32 per share.

     LIMITATIONS AND ADJUSTMENTS TO SHARES ISSUABLE THROUGH THE PLAN. Pursuant to Proposal Seven, incentives relating to no more than 250,000 shares of our common stock may be granted to a single participant in one calendar year. For purposes of determining the maximum number of shares of our common stock available for delivery under the plan, shares of our common stock that are not delivered because the incentive is forfeited, canceled or settled in cash will not be deemed to have been delivered under the plan.

     Proportionate adjustments will be made to all of the share limitations provided in the plan, including shares subject to outstanding incentives, in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the shares of our common stock, and the terms of any incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

     AMENDMENTS TO THE PLAN. Our board of directors may amend or discontinue the plan at any time. However, no amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement.

     TYPES OF INCENTIVES. Each of the types of incentives that may be granted under the plan is described below:

     STOCK OPTIONS. The committee may grant non-qualified stock options or incentive stock options to purchase shares of our common stock. The committee will determine the number and exercise price of the options, and the time or times that the options become exercisable. The option exercise price may not be less than the fair market value of the shares of our common stock on the date of grant except that, in connection with an acquisition or other extraordinary transaction, options may be granted at less than fair market value to replace options previously granted by another party to the transaction. The term of an option will also be determined by the committee, provided that the term of an incentive stock option may not exceed 10 years. The committee may accelerate the exercisability of any stock option at any time.

     The option exercise price may be paid in cash; by check; in shares of our common stock, subject to certain limitations; unless otherwise determined by the committee, through a "cashless" exercise arrangement with a broker approved in advance by our company; or in any other manner authorized by the committee.

     Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under section 422 of the Code.

     RESTRICTED STOCK. Shares of our common stock may be granted by the committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the "restricted period"). Except for shares of restricted stock that vest based on the attainment of performance goals, the restricted period must be a minimum of three years. If vesting of the shares is subject to the attainment of specified performance goals, the restricted period may be one year or more. All shares of restricted stock will be subject to such restrictions as the committee may provide in an agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to our company in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares.

     OTHER STOCK-BASED AWARDS. The plan also authorizes the committee to grant participants awards of our common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on or related to shares of our common stock ("other stock-based awards"). The committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

     PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(m). Stock options granted in accordance with the terms of the plan will qualify as performance-based compensation under section 162(m) of the Code (as described in the section of this proxy statement entitled "Executive Compensation - Compensation Committee Report on Executive Compensation"). Grants of any restricted stock or other stock-based awards that our company intends to qualify as performance-based compensation under section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following business criteria: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the committee, relative to internal goals, or relative to levels attained in prior years.

     The committee has authority to use different targets from time to time under the performance goals provided in the plan. As a result, the regulations under section 162(m) require that the material terms of the performance goals be reapproved by the shareholders every five years. To qualify as performance-based compensation, grants of restricted stock and other stock-based awards will be required to satisfy the other applicable requirements of section 162(m).

     TERMINATION OF EMPLOYMENT. If an employee participant ceases to be an employee of our company for any reason, including death, his outstanding incentives may be exercised or shall expire at such time or times as may be determined by the committee and described in the incentive agreement.

     CHANGE OF CONTROL. In the event of a change of control of our company, as defined in the plan, all incentives will become fully vested and exercisable, all restrictions or limitations on any incentives will generally lapse and, unless otherwise provided in the incentive agreement, all performance criteria and other conditions relating to the payment of incentives will generally be deemed to be achieved or waived.

     In addition to the foregoing, upon a change of control the committee will have the authority to take a variety of actions regarding outstanding incentives. Within certain time periods, the committee may (i) require that all outstanding options remain exercisable only for a limited time, after which time all unexercised options shall terminate, (ii) require the surrender to our company of some or all outstanding options in exchange for a stock or cash payment for each incentive equal in value to the per-share change of control value, calculated as described in the plan, over the exercise or base price,
(iii) make any equitable adjustments to outstanding incentives as the committee deems necessary to reflect the corporate change or (iv) provide that an incentive shall become an incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control if the participant had been a shareholder.

     TRANSFERABILITY OF INCENTIVES. The incentives awarded under the plan may not be transferred except

     o    by will;
     o    by the laws of descent and distribution;
     o    pursuant to a domestic relations order; or
     o in the case of stock options only, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are immediate family members, if permitted by the committee and if so provided in the stock option agreement.

     PAYMENT OF WITHHOLDING TAXES. Our company may withhold from any payments or stock issuances under the plan, or collect as a condition of payment, any taxes required by law to be withheld. Any participant may, but is not required to, satisfy his or her withholding tax obligation by having our company withhold, from the shares the participant would otherwise receive, shares of our common stock having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to the committee's right of disapproval.

     GRANTS TO OUTSIDE DIRECTORS. The plan permits the grant each year to each outside director of options to acquire up to 2,500 shares of our common stock. The exact number of options that the outside director will receive will be set from time to time by the committee.

     The options granted to outside directors generally become exercisable immediately and have a term of ten years. The per share exercise price of the options granted to outside directors will be equal to the fair market value of a share of our common stock on the date of grant. If an outside director ceases to serve on our board of directors for any reason other than retirement, options granted under the plan may be exercised within one year from the date of termination of board service, but no later than ten years after the grant date of the options. In the event of retirement from our board of directors on or after reaching age 65, options may be exercised within five years following retirement, but no later than ten years after the grant date of the options.

AWARDS TO BE GRANTED

     Grants of awards under the plan will be made in the future by the committee as necessary to attract and retain key personnel. The committee has granted, subject to approval of Proposal Seven at the annual meeting, options to purchase an aggregate of 500,000 shares of our common stock to the two executive officers of our company set forth in the following table. In addition, subject to approval of Proposal Seven at the annual meeting and as provided in the plan, each outside director shall be automatically granted options to purchase 2,500 shares of our common stock on the day of the annual meeting.

                               Amended Plan Benefits

                                                   Number of Securities
                     Name                          Underlying Options(1)
       ----------------------------------------  -------------------------
       Allen C. Porter, Jr., President and
          Chief Executive Officer                         250,000

       William A. Downey, Executive
          Vice President and Chief Operating
          Officer                                         250,000

       Donald L. Moore, Director                            2,500

       Daniel R. Gaubert, Director                          2,500

       Perry Segura, Director                               2,500

       George C. Yax, Director                              2,500

       Executive Group                                    500,000

       Outside Director Group                              10,000

--------------------

(1) The grants listed in this table have not been adjusted to reflect the proposed one-for-five reverse stock split described in Proposal Six.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS

     Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will our company normally receive any deduction for federal income tax purposes, in the year the option is granted.

     When a non-qualified stock option granted pursuant to the plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares of our common stock acquired and the aggregate fair market value of the shares of our common stock acquired on the exercise date and, subject to the limitations of section 162(m) of the Code, our company will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

     An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the "holding periods"). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. Our company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of our common stock received upon exercise before the expiration of the holding periods.

     If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carries over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

     If, upon a change in control of our company, the exercisability or vesting of an incentive is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated incentives over the purchase price of such shares, if any, may be characterized as "parachute payments" (within the meaning of section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the "base amount" for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An "excess parachute payment", with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person's base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payment and our company will be denied any deduction with respect to such excess parachute payment.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2001. The information in this table has not been adjusted to reflect the proposed one-for-five reverse stock split described in Proposal Six

                                                                                              Number of securities
                                                                                            remaining available for
                               Number of securities to be   Weighted-average exercise     future issuance under equity
                                issued upon exercise of       price of outstanding         compensation plans (excluding
                                  outstanding options,        options, warrants and         securities reflected in
                                  warrants and rights                 rights                      column (a))
       Plan Category                      (a)                          (b)                            (c)
----------------------------  ----------------------------  --------------------------  --------------------------------
Equity compensation plans
approved by security
holders(1)..................           641,333(3)(4)                    $7.38                            -(4)

Equity compensation plans
not approved by security
holders(2)..................           200,000(5)
                                                                         6.90                      345,000(5)
                              ----------------------------  --------------------------  --------------------------------
         Total..............           841,333(3)(4)(5)                 $7.21                      345,000(4)(5)
                              ============================  ==========================  ================================

-----------------

(1)  Reflects options granted under our company's long-term incentive plan.

(2) Reflects options granted under our company's employee long-term incentive plan.

(3) Since December 31, 2001, our company granted options to purchase an additional 500,000 shares subject to shareholder approval of the amendment of the plan, which is the subject of this Proposal Seven.

(4) Options to purchase 359,000 shares granted under the long-term incentive plan have been forfeited since December 31, 2001.

(5) Options to purchase 84,700 shares granted under the employee long-term incentive plan have been forfeited since December 31, 2001.

EMPLOYEE LONG-TERM INCENTIVE PLAN

     In 2000, our board of directors adopted our employee long-term incentive plan (the "2000 plan") to provide long-term incentives to our key employees who are not officers or directors of our company. The 2000 plan has not been approved by our shareholders. Under the 2000 plan, which is administered by the chairman of our board and our chief executive officer, our company may grant incentive stock options, nonqualified stock options, restricted stock, other stock-based awards or any combination thereof to our key employees. The committee reviews and approves awards made under the 2000 plan and approves the exercise price of any stock options granted under the 2000 plan. The exercise price may not be less than the fair market value of our common stock on the date of grant.

VOTE REQUIRED FOR PASSAGE OF THE AMENDMENT

     Approval of the amendment to our long-term incentive plan requires the affirmative vote of a majority of the votes actually cast at the annual meeting.

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL SEVEN.

                                             By Order of the Board of Directors

New Iberia, Louisiana
November __, 2002                            Martin K. Bech

                                                                      Appendix A

              PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION
                      TO DECLASSIFY OUR BOARD OF DIRECTORS
                                       AND
                    TO ELIMINATE OR AMEND RELATED PROVISIONS

         Effective immediately prior to the election of directors at the Meeting, Article IV of the Articles, entitled "Directors," is amended to (i) delete paragraphs B, C, and D in their entirety; (ii) redesignate paragraphs E and F as paragraphs B and C, respectively; and (iii) restate paragraph A in its entirety as follows:

                  A. Number of Directors; Term. The Board of Directors shall consist of such number of persons as shall be designated from time to time in the by-laws of the Corporation, or, if not so designated, as may be designated from time to time by resolution of the Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

                                  *    *    *    *

         Effective immediately after the Meeting, (i) Articles V and VII of the Articles, entitled "By-Laws" and "Special Shareholder Voting Requirements," respectively, are deleted in their entirety; (ii) Article VI of the Articles, entitled "Application of Certain Laws," Article VIII of the Articles, entitled "Limitation Of Liability And Indemnification," Article IX of the Articles, entitled "Reversion," and Article X of the Articles, entitled "Special Meetings Of Shareholders," are redesignated as Article V, Article VI, Article VII and
Article VIII, respectively; and (iii) Article VIII of the Articles (as redesignated, Article VI) is amended to add a paragraph F as follows:

                  F. Total Voting Power. The term "Total Voting Power" means the total number of votes that shareholders, and holders of any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75(H), are generally entitled to cast with respect to the election of directors or, if such term is used with reference to any other particular matter properly brought before the shareholders or such other holders for their consideration and vote, means the total number of such votes that are entitled to be cast with respect to such matter.

                                                                      Appendix B

               PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION
         TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK

         Effective immediately after the Meeting, Article III of the Articles, entitled "Capital," is amended to restate paragraph A in its entirety as follows:

                  A. Authorized Stock. The Corporation shall have the authority to issue an aggregate of 155,000,000 shares of capital stock, of which 150,000,000 shares shall be Common Stock, $0.01 par value per share, and 5,000,000 shares shall be Preferred Stock, no par value per share.

                                                                      Appendix C

               PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION
             TO EFFECT THE PROPOSED ONE-FOR-FIVE REVERSE STOCK SPLIT

         Article III of the Articles, entitled "Capital," is amended to add at the end thereof a new paragraph C as follows:

                  C. Reverse Stock Split. At the close of business on [date] ("Effective Date"), each five outstanding shares of the Corporation's Common Stock, $0.01 par value per share, held of record on the Effective Date, shall be and hereby are automatically reclassified and converted, without further action, into one share of the Corporation's Common Stock, $0.01 par value per share. Each certificate representing shares of Common Stock issued and outstanding, or issued and held by the Corporation, on the Effective Date, shall thereafter for all purposes be deemed to represent one share of Common Stock for each five shares of Common Stock theretofore represented by such certificate. No scrip or fractions of shares shall be issued as a result of this amendment to Article III. In lieu of receiving fractions of shares, each shareholder of record otherwise entitled to receive fractions of shares of Common Stock as a result of this amendment to Article III shall be entitled to receive one whole share of Common Stock. The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable. This amendment to Article III shall not affect the number of authorized shares of Common Stock or the par value per share of the Common Stock. On the Effective Date, the Corporation's stated capital attributable to the Common Stock shall be reduced to one-fifth of its amount prior to the Effective Date, and the Corporation's capital surplus shall be credited with the amount by which the Corporation's stated capital is so reduced.

--------------------------------------------------------------------------------

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           UNIFAB INTERNATIONAL, INC.

     The undersigned hereby constitutes and appoints Allen C. Porter, Jr. and Martin K. Bech, or either of them, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of UNIFAB International, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on December 13, 2002, and at any and all adjournments thereof (the "Annual Meeting").

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) FOR PROPOSAL 1 TO DECLASSIFY THE COMPANY'S BOARD OF DIRECTORS AND REQUIRE ANNUAL ELECTION OF DIRECTORS, AND TO ADOPT CERTAIN RELATED AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION;
(B) IF PROPOSAL 1 IS APPROVED, FOR PROPOSAL 2 TO ELECT AS DIRECTORS THE EIGHT NOMINEES LISTED; (C) IF PROPOSAL 1 IS NOT APPROVED, FOR PROPOSAL 3 TO ELECT AS CLASS II DIRECTORS THE TWO NOMINEES LISTED; (D) FOR PROPOSAL 4 TO RATIFY THE APPOINTMENT OF _________________ AS THE COMPANY'S INDEPENDENT AUDITOR; (E) FOR PROPOSAL 5 TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 150,000,000; (F) FOR PROPOSAL 6 TO EFFECT A ONE-FOR-FIVE REVERSE STOCK SPLIT PURSUANT TO WHICH EVERY FIVE SHARES OF THE COMPANY'S COMMON STOCK WOULD BE CONVERTED INTO ONE SHARE OF COMMON STOCK; AND (G) FOR PROPOSAL 7 TO AMEND THE COMPANY'S LONG-TERM INCENTIVE PLAN.

     IF THE UNDERSIGNED SHAREHOLDER DIRECTS A VOTE FOR PROPOSAL 2 AND PROPOSAL 3, THE PROXY WILL BE VOTED ONLY FOR PROPOSAL 2 IF PROPOSAL 1 HAS BEEN APPROVED AND ONLY FOR PROPOSAL 3 IF PROPOSAL 1 HAS NOT BEEN APPROVED. THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.



                            (PLEASE SEE REVERSE SIDE)









--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     |X| Please mark your votes as in this example

PROPOSAL 1    To amend the Company's Articles of Incorporation to declassify the board of directors and require the annual election of all directors, and to make certain related amendments to the Company's
              Articles of Incorporation.

                    |_| FOR         |_| AGAINST        |_| ABSTAIN

PROPOSAL 2    To elect eight directors to serve until the Company's 2003 annual meeting or until their respective successors are duly elected and qualified, in the event that Proposal 1 is approved at the Annual
              Meeting.

                    |_| FOR all nominees listed below (except as marked to the
                        contrary)

                    |_| WITHHOLD AUTHORITY to vote for all nominees listed below

  INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

        Frank J. Cangelosi, Jr. / William A. Downey / Daniel R. Gaubert / William A. Hines / Donald L. Moore/ Allen C. Porter, Jr. / Perry
                             Segura / George C. Yax

PROPOSAL 3    Alternatively, to elect two Class II directors to serve until the Company's 2005 annual meeting or until their respective successors are duly elected and qualified, in the event Proposal
              1 is not approved at the Annual Meeting.

                    |_| FOR all nominees listed below (except as marked to the
                        contrary)

                    |_| WITHHOLD AUTHORITY to vote for all nominees listed below

  INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

                        William A. Hines / George C. Yax

PROPOSAL 4    To ratify the appointment of _______________ as the Company's independent auditor to audit its financial statements for 2002.

                    |_| FOR         |_| AGAINST        |_| ABSTAIN

PROPOSAL 5    To amend the Company's Articles of Incorporation to increase the number of authorized shares of Company's common stock to 150,000,000.

                    |_| FOR         |_| AGAINST        |_| ABSTAIN

PROPOSAL 6    To amend the Company's Articles of Incorporation to effect a one-for-five reverse stock split pursuant to which every five shares of the Company's common stock would be converted into one share of common stock.

                    |_| FOR         |_| AGAINST        |_| ABSTAIN

PROPOSAL 7    To amend the Company's Long-Term Incentive Plan.

                    |_| FOR         |_| AGAINST        |_| ABSTAIN

                                                        ------------------------------------------------------
                                                        Please sign exactly as name appears on the
                  , 2002                                certificate or certificates representing shares
     ------------           -------------------------   to be voted by this proxy. When signing as executor,
         DATE                     NAME (PLEASE PRINT)   administrator, attorney, trustee or guardian,
                                                        please give full title as such. If a corporation,
     -----------------------------------------          please sign in full corporate name by president
                      SIGNATURE                         or other authorized officer. If a partnership,
                                                        please sign in partnership name by authorized persons.
     -----------------------------------------          ------------------------------------------------------
       ADDITIONAL SIGNATURE (IF JOINTLY HELD)

--------------------------------------------------------------------------------